SADLER, GIBB & ASSOCIATES, L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS
Registered with the Public Company
Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Tanke Biosciences Corporation
(Formerly known as Greyhound Commissary, Inc.)

We consent to the use in the Prospectus constituting a part of this registration statement of our report dated April 27, 2010, relating to the financial statements of Greyhound Commissary, Inc. as of December 31, 2009 and 2008 and the related statements of income, stockholders’ equity and cash flows for the years then ended, and for the period from inception on May 24, 1989 through December 31, 2009.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Sadler, Gibb & Associates, L.L.C.
Salt Lake City, Utah

February 10, 2011